EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-00000) pertaining to the Nashua Corporation Employees’ Savings Plan, Nashua Corporation 2008 Value Creation Incentive Plan, Nashua Corporation 2008 Directors’ Plan, Nashua Corporation 2007 Value Creation Incentive Plan, Nashua Corporation 2004 Value Creation Incentive Plan, Nashua Corporation 1999 Shareholder Value Plan, and 1996 Nashua Corporation Stock Incentive Plan of our report dated February 28, 2007, with respect to the consolidated financial statements and schedule of Cenveo, Inc. included in its Annual Report (Form 10-K) for the year ended January 3, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, CT
September 15, 2009